Exhibit 10.4

CHANGE OF CONTROL AGREEMENT

[Name]

[Title]

[Address]

Dear [Name]:

Golden Minerals Company (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change of Control (as defined in Section 2 hereof) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control, although no such change is now contemplated.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated subsequent to a Change of Control under the circumstances described below.

1.             TERM OF AGREEMENT.  This Agreement shall be effective as of the effective date of the Joint Plan of Reorganization of Apex Silver Mines Limited and Apex Silver Mines Corporation Under Chapter 11 of the Bankruptcy Code (the “Effective Date”) and shall continue from year to year at the discretion of the Board.  Provided no Change of Control shall have occurred, the Company may terminate this Agreement at any time upon 12 months prior written notice to you; provided, however, that in the event of a Change of Control during the term of this Agreement, this Agreement shall remain in effect until the later of (a) the date all of the obligations of the parties under the Agreement are satisfied or (b) the second anniversary of the Change of Control.  Notwithstanding the foregoing, and provided no Change of Control shall have occurred, this Agreement shall automatically terminate upon the earlier to occur of (i) your termination of employment with the Company, or (ii) the Company’s furnishing you with notice of termination of employment, irrespective of the effective date of such termination.

2.             CHANGE OF CONTROL.  No benefits shall be payable hereunder unless there shall have been a Change of Control, as set forth below.  For purposes of this Agreement, a “Change of Control” shall mean the first to occur of the following: (A) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities (other than (i) the Company, (ii) any subsidiary of the Company, or (iii) one or more employee benefit plans maintained by the Company); (B) three or more Directors of the Company, whose election or nomination for election is not approved by a majority of the applicable Incumbent Board, are elected within any single twelve month period to serve on the Board; (C) members of the applicable Incumbent Board cease to constitute a majority of the Board; (D) the consummation of a merger or consolidation of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the outstanding voting securities of the surviving entity (or its parent) following the consolidation, merger or reorganization or (E) the consummation of a sale, lease or other disposition of all or substantially all of the assets of the Company.  For purposes of Section 2(A) hereof, the terms “person” and “beneficial owner” shall have the meanings set forth in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder.  For purposes of this Section 2, “Incumbent Board” means (i) members of the Board of Directors of the Company as of the date hereof, to the extent that they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after the date hereof, if such individual’s election or nomination for election as a Director was approved by a vote of at least 75% of the then applicable Incumbent Board.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur under this Agreement unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(j)(5), or any successor thereto.

3.             TERMINATION OF EMPLOYMENT FOLLOWING CHANGE OF CONTROL.  If a Change of Control occurs during the term of this Agreement, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment within the two years immediately following the Change of Control unless such termination is (A) because of your death or Disability, (B) by the Company for Cause, or (C) by you other than for Good Reason.

(i)            Disability.  If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.”

(ii)                                  Cause.  Termination by the Company of your employment for “Cause” shall mean termination for (A) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty, or fraud with respect to the Company, (B) conduct tending to bring the Company into substantial public disgrace or disrepute, (C) substantial and repeated failure to perform duties as reasonably directed by the Board, (D) gross negligence or willful misconduct with respect to the Company or any of its affiliated entities, or (E) any other material breach of any other agreement between you and the Company or its affiliated entities which is not cured within 15 days after written notice thereof to you.

(iii)                               Good Reason.  You shall be entitled to terminate your employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence within the two years immediately following a Change of Control of any of the following circumstances unless, in the case of paragraphs (A), (B), (D), (E),

(F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as such terms are defined in Subsections 3(v) and 3(iv) hereof, respectively, given in respect thereof:

(A)                              the assignment to you of any duties inconsistent with your current status as an executive of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control;

(B)                                a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

(C)                                your relocation to a location not within 25 miles of your present office or job location, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D)                               the failure by the Company to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

(E)                                 the failure by the Company to continue in effect any bonus to which you were entitled, or any compensation plan in which you participated immediately prior to the Change of Control which is material to your total compensation, including but not limited to any bonus plan, stock option plan, 401(k) profit sharing plan, or any substitute plan or plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan and such equitable arrangement provides substantially equivalent benefits not materially less favorable to you (both in terms of the amount of benefits provided and the level of your participation relative to other participants), or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable (both in terms of the amount of benefits provided and the level of your participation relative to other participants) as existed at the time of the Change of Control of the Company.

(F)                                 the failure by the Company to continue to provide you with benefits substantially similar or superior to those enjoyed by you under any of the Company’s life insurance, medical, dental, and accident, or disability plans in which you were participating at the time of the Change of Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled in accordance with the Company’s normal vacation policy in effect at the time of the Change of Control;

(G)                                the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

(H)                               any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(iv) hereof (and, if applicable, the requirements of Subsection 3(ii) hereof); for purposes of this Agreement, no such purported termination shall be effective.

Your rights to terminate your employment pursuant to this Subsection 3(iii) shall not be affected by your incapacity due to physical or mental illness.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iv)                              NOTICE OF TERMINATION.  Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v)                                 DATE OF TERMINATION.  “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), (B) if your employment is terminated for Good Reason, the date specified in the Notice of Termination (which shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given) or (C) if your employment is terminated by the Company other than for Disability or death, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given).  Notwithstanding the foregoing, the “Date of Termination” shall mean the date of your “separation from service”, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.             COMPENSATION UPON TERMINATION OF EMPLOYMENT OR DURING DISABILITY.  During a period of Disability or upon termination of your employment, in each case, within the two years immediately after a Change of Control you shall be entitled to the following benefits:

(i)                                     During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you under any compensation plan of the Company during such period, until the Date of Termination.  Thereafter, your benefits shall be determined under the Company’s insurance or other compensation programs then in effect in accordance with the terms of such programs.

(ii)                                  If your employment is terminated by the Company for Cause, Disability or death, or by you other than for Good Reason, the Company shall, to the extent not theretofore paid, pay to you in a lump sum your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, within 10 business days of the Date of Termination, plus all other amounts to which you are entitled under any insurance and other compensation programs of the Company at the time such payments are due (collectively, the “Accrued Obligations”), and the Company shall have no further obligations to you under this Agreement.

(iii)                               If your employment is terminated by the Company other than for Cause, Disability or death or by you for Good Reason, then you shall be entitled to the following, after payment and/or provision of which, the Company shall have no further obligations to you under this Agreement:

(A)                              The Company shall pay to you the Accrued Obligations at the same time and in the same manner as set forth in Section 4(ii) above.

(B)                                The Company shall pay as severance pay to you a lump sum severance payment (the “Severance Payment”) equal to two times the sum of (a) your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof, (b) 100% of your target bonus amount established pursuant to the compensation or bonus plan in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination, and (c) in the event the Date of Termination occurs prior to the expiration of the applicable notice period as set forth in Section 3(v) above, the base salary you would have earned from the Date of Termination through the expiration of such notice period had your employment continued through the expiration of such notice period.  The Severance Payment shall be paid no sooner than the 40th day following the Date of Termination, provided you have not revoked the Release as of such date.

(C)                                You shall be reimbursed by the Company for all reasonable legal fees and expenses incurred by you prior to December 31 of the second calendar year following the calendar year that includes the Date of Termination as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.  All such expenses shall be reimbursed in full within 30 business days after submission by you of a detailed invoice to the Company in accordance with the Company’s general reimbursement guidelines, as may be in effect from time to time, provided that in no event shall such amounts be paid later than the end of the Company’s taxable year following the taxable year in which the expense is incurred.  Any reimbursement provided hereunder may not be subject to liquidation or exchange for another benefit.  In no event shall the benefits payable pursuant to this Subsection 4(iii)(C) in one taxable year affect the benefits payable pursuant to this Subsection 4(iii)(C) in another taxable year.

(D)                               Provided you timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, on your behalf, the portion of premiums of your group health insurance, including coverage for your eligible dependents, that the Company paid immediately prior to the Date of Termination (“COBRA Payments”) for the period that you are entitled to coverage under COBRA, but not to exceed 24 months (“COBRA Period”).  The Company will pay such COBRA Payments for your eligible dependents only for coverage for which those dependents were enrolled immediately prior to the Date of Termination.  You will continue to be required to pay that portion of the premium of your health coverage, including coverage for your eligible dependents, that you were required to pay as an active employee immediately prior to the Date of Termination.  The benefit provided under this Subsection 4(iii)(D) is intended to be exempt from Section 409A of the Code pursuant to the medical benefits exception set forth in Section 1.409A-1(b)(9)(v)(b) of the regulations promulgated thereunder.

(E)                                 For the 24-month period immediately following the Date of Termination, the Company shall arrange to provide you, at a cost not to exceed $5,000 in the aggregate, with life, disability, and accident insurance benefits substantially similar to those that you are receiving immediately prior to the Notice of Termination.  Benefits otherwise receivable by you pursuant to this Subsection 4(iii)(E) shall be reduced to the extent comparable benefits are actually received by you from another employer during such 24-month period, and any such benefits actually received by you shall be reported to the Company.

(F)                                 You shall be reimbursed by the Company for reasonable expenses incurred for outplacement counseling (i) which are pre-approved by the Company, (ii) which do not exceed $10,000 and (iii) which are incurred by you within the 52 weeks immediately following the Date of Termination.  All such expenses shall be reimbursed in full within 30 business days after submission by you of a detailed invoice to the Company in accordance with the Company’s general reimbursement guidelines, as may be in effect from time to time, provided that in no event shall such amounts be paid later than the end of the Company’s taxable year following the taxable year in which the expense is incurred.  Any reimbursement provided hereunder may not be subject to liquidation or exchange for another benefit.  In no event shall the benefits payable pursuant to this Subsection 4(iii)(F) in one taxable year affect the benefits payable pursuant to this Subsection 4(iii)(F) in another taxable year.  The provision of benefits under this Subsection 4(iii)(F) is intended to be exempt from Section 409A of the Code pursuant to the in-kind benefits exception as set forth in Section 1.409A-1(b)(9)(v)(c) of the regulations promulgated thereunder.

(G)                                Gross-Up of Benefits.  (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the Effective Date, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i).  The Gross-Up Payment shall be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)           Subject to the provisions of Subsection 4(iii)(G)(f), all determinations required to be made under this Subsection 4(iii)(G), including whether an Excise Tax is payable by you and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to you and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company.  The Accounting Firm shall be directed to submit its determination and detailed supporting calculations to both the Company and you within 30 calendar days after the Date of Termination, and any such other time or times as may be requested by the Company or you.  If the Accounting Firm determines that any Excise Tax is payable by you, the Company shall pay the required Gross-Up Payment to you within five business days after receipt of such determination and calculations with respect to any Payment to you, provided, however, that the Company can estimate and pay any Excise Tax to any applicable taxing authority if the Company determines in its sole discretion that such amount is due and payable prior to the date such determination is made by the Accounting Firm, and such payment shall reduce the amount of the Gross-Up Payment payable to you.  If the Accounting Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish the Company and you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state or local income or other tax return.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section (G)(f) and you thereafter are required to make a payment of any Excise Tax, you shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and you as promptly as possible.  Any such Underpayment shall be promptly paid by the Company to, or for your benefit within five business days after receipt of such determination and calculations.

(c)           The Company and you shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or you, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section (G)(b).  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and you, subject to (G)(d) below.

(d)           The federal, state and local income or other tax returns filed by you shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by you.  You shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, you shall within five business days pay to the Company the amount of such reduction.  Any such determination by the Accounting Firm as to such recalculation of the Gross-Up Payment shall be binding upon the Company and you.

(e)           The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section (G)(b) shall be borne by the Company.

(f)            You shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as promptly as practicable but no later than ten business days after you actually receive notice of such claim and you shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you).  You shall not pay such claim prior to the earlier of (i) the expiration of the thirty calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due.  If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(i)                                     provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Subsection 4(iii)(G)(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Subsection 4(iii)(G)(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)           If, after your receipt of an amount advanced by the Company pursuant to Subsection 4(iii)(G)(f), you receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section (G)(f)) within 10 business days after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after your receipt of an amount advanced by the Company pursuant to Section (G)(f), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial or refund prior to the expiration of thirty calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to you pursuant to this Subsection 4(iii)G.

(h)           Any Gross-Up Payment payable hereunder, shall be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision herein to the contrary, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

(iv)          All payments under this Agreement, other than the Accrued Obligations, will be contingent upon the execution of a Release of Claims by you and the Company within 30 days following the Date of Termination, substantially in the form attached as an appendix to this Agreement.

(v)           You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company (other than by any cash payments which may be available to you under the Company’s Severance Policy), or otherwise except as specifically provided in this Section 4.

(vi)          Anything in this Agreement to the contrary notwithstanding, if on the Date of Termination of your employment with the Company, as a result of such termination, you would receive any payment that, absent the application of this Subsection 4(viii), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then such payment shall be payable on the date that is the earliest of (i) six (6) months after the Date of Termination, (ii) your death or (iii) such other date as will not result in such payment being subject to such interest and additional tax.  For purposes of clarification, all amounts not subject to the six month delay as set forth in Section 409A of the Code, shall be paid as otherwise provided in this Agreement.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed (it being understood that if such amendments do not avoid the application of Section 409A of the Code, the Company will make such payments nonetheless).

5.             SUCCESSORS; BINDING AGREEMENT.

(i)            The Company will require any successor (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law, or otherwise.

(ii)           This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement to your legatee or other designee or, if there is no such designee, to your estate.

(iii)          In the event that you are employed by a subsidiary of the Company, wherever in this Agreement reference is made to the “Company,” unless the context otherwise requires, such reference shall also include such subsidiary.  The Company shall cause such subsidiary to carry out the terms of this Agreement insofar as they relate to the employment relationship between you and such subsidiary, and the Company shall indemnify you and save you harmless from and against all liability and damage you may suffer as a consequence of such subsidiary’s failure to perform and carry out such terms.  Wherever reference is made to any benefit program of the Company, such reference shall include, where appropriate, the corresponding benefit program of such subsidiary if you were a participant in such benefit program on the date a Change of Control has occurred.

6.             COMPLIANCE WITH SECTION 409A OF THE CODE.  This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  Any provision of this Agreement that would cause a violation of Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, to the extent permitted by Section 409A.  Notwithstanding anything herein to the contrary, in no event shall the Company be required to provide you with any gross-up for any tax, interest or penalty incurred under Section 409A of the Code.

7.             WITHHOLDING.  All payments shall be subject to the withholding of such amounts as the Company is required to be withheld pursuant to any applicable federal, state, or local law or regulation, and you are responsible for any tax liability on such payments.

8.             NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.             MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

10.           VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.           ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Colorado, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.           WAIVER OF RIGHTS UNDER CHANGE OF CONTROL AGREEMENT WITH APEX SILVER MINES LTD.  By signing this Agreement, you agree to waive all rights and claims to any payments and benefits that you might otherwise be entitled to receive pursuant to the Change of Control Agreement entered into by you and Apex Silver Mines Ltd on [Date](1) (the “Apex Change of Control Agreement”).  Furthermore, you agree that the Apex Change of Control Agreement shall be terminated in its entirety as of the Effective Date.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

Golden Minerals Company

By:
[Name]
[Title]

Agreed to as of the day of , .

Signature:
[Name]

(1)           To be inserted by the Company.

APPENDIX

FORM OF

GENERAL RELEASE

I,                                                 , for good and valuable consideration, including the performance by Golden Minerals Company, a Delaware Company (the “Company”), of certain obligations under that certain Change of Control Agreement dated as of                      between myself and the Company (the “Change of Control Agreement”), do hereby release and forever discharge as of the date hereof, the Company and all present, future and former subsidiaries, affiliates, directors, officers, agents, attorneys, insurers, shareholders, representatives and employees of the Company (including all subsidiaries, affiliates, directors, officers, agents, attorneys, insurers, shareholders, partners, representatives and employees thereof), and the successors and assigns of each of them (collectively, the “Released Parties”) to the extent provided below.

1.             Except as provided in Section 2 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (however styled, including compensatory, liquidated, punitive or exemplary damages), claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (from the beginning of the world through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators, representatives or assigns, have or may have, which arise out of or are connected with my employment or association with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993, as amended; the Civil Rights Act of 1866, as amended; the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended (“ADEA”), subject to Section 15 below; the Worker Adjustment Retraining and Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; any applicable Executive Order Programs; the Fair Labor Standards Act, as amended; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).  As part of the release set forth in this Section 1, I fully and forever covenant not to sue or cause to be sued the Company or any other Released Party with respect to any Claims.

2.             This General Release shall not relinquish, diminish, or in any way affect (i) any accrued benefits under the terms of the Change of Control Agreement or any other plans or programs of the Company which are due to me, or (ii) rights for indemnification as a director of

1

the Company under the Company’s certificate of incorporation or bylaws for duly approved acts taken prior to the date of this General Release, subject to the provisions thereof.

3.             I represent that I have made no assignment or transfer of any Claims, or any other matter covered by Section 1 above.  I agree that I will indemnify, defend and hold harmless the Company from any and all Claims so assigned and transferred.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with the Company.  No child support orders, garnishment orders, or other orders requiring that money owed to me by the Company be paid to any other person are now in effect.

4.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied that are released by me.  I further acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action.  I agree that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release.  I therefore agree that in the event a Claim is brought seeking damages against me in violation of the terms of this General Release, or in the event a party should seek to recover against the other in any Claim brought by a governmental agency on such party’s behalf, this General Release shall serve as a complete defense to such Claims.  I further agree that I am not aware of any pending or threatened charge or complaint of the type described above as of the execution of this General Release.

5.             I agree that, by my signature below, I hereby resign from all positions, including any board memberships, related to the Company and its subsidiaries contemporaneously with the execution of this General Release.

6.             I understand that this General Release embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7.             Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.             This General Release shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors and assigns of the parties hereto; provided that I acknowledge that I may not assign my rights under the this General Release without the prior written consent of the Company.  I agree, upon reasonable request of the Company, to execute, acknowledge and deliver any additional instrument or documents that may be reasonably required to carry out the intentions of this General Release.  This General Release may be executed in counterparts and facsimile signatures shall be originals for all purposes.

9.             I agree that this General Release shall be interpreted and construed in accordance with the laws of the State of Colorado and that any disputes arising under this General Release or by any asserted breach of it, or from the employment relationship between the Company and Executive, shall be litigated in the state or federal courts in Colorado and I consent to such jurisdiction.

10.           I represent that I am over the age of forty (40).  As part of the release set forth in Section 1, I knowingly and voluntarily agree to waive any rights or claims arising out of or relating to the ADEA (the “ADEA Waiver”) and acknowledge that I have been informed of the following:

a.             I represent and acknowledge that I am waiving any and all rights or claims that I may have arising under the ADEA;

b.             I represent and acknowledge that I have been informed of my right to consult with an attorney regarding these ADEA rights, before executing this General Release;

c.             I know and understand that I am not waiving any rights or claims that may arise after the date this waiver of ADEA rights is executed;

d.             I know and understand that in exchange for the waiver of my rights under the ADEA, I am receiving consideration in addition to any consideration to which I am already entitled;

e.             BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND ACKNOWLEDGE THAT I HAVE BEEN INVITED AND ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.  I acknowledge and understand that I have been given a period of at least twenty-one (21) days in which to consider the terms of the ADEA Waiver provided to me; and

f.              I understand that I have the right to revoke this ADEA Waiver contained in this General Release at any time within seven (7) days after signing this General Release, by providing written notice to the following address:  Golden Minerals Company,                                                                   , and that, upon such revocation, this General Release will not have any further legal force and effect.  I further understand and agree that this General Release shall not become effective or enforceable until this seven day revocation period has expired.

By signing this General Release, I further represent and agree that:

(i)            I have read it carefully;

(ii)           I understand all of its terms and know that I am giving up important rights, including but not limited to, rights under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; and the Employee Retirement Income Security Act of 1974, as amended;

(iii)          I voluntarily consent to everything in this General Release;

(iv)          I have been advised to consult with an attorney before executing this General Release and I have done so or, after careful reading and consideration I have chosen not to do so of my own volition;

(v)           I have signed this General Release knowingly and voluntarily and with the advice of any counsel retained to advise me with respect to this General Release;

(vi)          I agree that the provisions of this General Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and by me.

DATE: , 20
[Executive]

Acknowledged and agreed to this day of , 20

Golden Minerals Company

By:
Name:
Title: